Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of Kenvue Inc. of our report dated August 30, 2022, except for the change in composition of reportable segments discussed in Note 15 to the combined financial statements, as to which the date is December 2, 2022, relating to the financial statements of the Consumer Health Business (a business of Johnson & Johnson), which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
February 3, 2023